EXHIBIT 99.2
                                  ------------

                                                   For More Information Contact:
                                                   ----------------------------

                                                   Nick Farina
                                                   Slack Barshinger & Partners.
                                                   312-952-3232

                                                   Jack Queeney
                                                   GlobalNet, Inc.
                                                   630-652-1337

                       GLOBALNET, INC. RETAINS KPMG LLP AS
                         OUTSIDE AUDITOR AND TAX ADVISOR

LOMBARD, IL, October 31, 2000 - GlobalNet, Inc. (GBNE), a fast-growing telecommunications firm, today announced it has retained KPMG LLP as the company's independent auditors and tax advisors.

"KPMG did an outstanding job in helping us through our merger and they have a strong understanding of our business," said GlobalNet Chairman and Chief Executive Officer Robert Donahue. "As a publicly-traded company, we look forward to working with KPMG within our expanded relationship."

GlobalNet recently announced the retaining of Kissinger McLarty Associates, the strategic consulting firm, to assist with its international expansion efforts, and McDermott, Will & Emery, the law firm, as its legal counsel. These moves are in line with the company's goals to obtain the best strategic advice and maintain open communication with shareholders.

About GlobalNet
GlobalNet, Inc., based in Chicago, provides international voice, data and Internet services over a private IP network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. The company, through its facilities in the U.S. and Latin America and arrangements with affiliates worldwide, carries traffic to more than 240 countries. Visit GlobalNet at www.gbne.net.

About KPMG LLP
KPMG LLP, the accounting, tax and consulting firm, is the link between business and technology, providing objective business advice of uncommon clarity that helps clients achieve market-leading results. KPMG LLP is the U.S. member firm of KPMG International. KPMG International's member firms have more than 103,000 professionals, including 7,000 partners, in 159 countries.